LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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DISABILITY
WAIVER OF
SPECIFIED
MONTHLY
PREMIUM
BENEFIT
AGREEMENT

WAIVER BENEFIT
We will provide a disability benefit for this contract if the Insured becomes Disabled while this Agreement is in force. If the Insured becomes Disabled, We will allocate to Your Account Value, prior to the Monthly Deduction, the specified monthly premium amount shown for this Agreement on the Contract Information page less the premium expense charge. The payment of this benefit will be made once the conditions set forth in the Definition of Disability provision and the Waiting Period provision have been satisfied and will cease when the disability ends.

If the payment of this benefit would disqualify this contract as life insurance under the Internal Revenue Code, We will pay directly to You, the difference between the specified monthly premium and the maximum amount which can be allocated to Your Account Value under the Internal Revenue Code.

DEFINITION OF DISABILITY
Disability means a condition, which results from either a bodily injury or disease, that totally and continuously prevents the Insured from performing the material and substantial duties of an occupation. For the first 24 months of the Disability, the term "occupation" means the Insured's regular occupation. Thereafter, it means any occupation for compensation or profit for which the Insured is or becomes reasonably qualified by age, education, training and experience.

Disability also means the total and irrecoverable loss of:

o the sight of both eyes;
o the use of both hands;
o the use of both feet; or
o the use of one hand and one foot;

occurring after this Agreement takes effect, even if the Insured engages in an occupation.

WAITING PERIOD
The Disability must exist continuously for at least 6 months before We will provide a benefit under this Agreement. You should pay the premiums needed to prevent this contract from terminating during this period since We will continue to make Monthly Deductions.

EFFECT ON CONTRACT
Once the 6 month Waiting Period has been satisfied, We will begin making benefit payments under this Agreement. The specified premium amounts paid by Us will be treated as premiums paid with regard to the Guaranteed Death Benefit provision. However, You must make any premium payments necessary to satisfy the Limited and Lifetime Guaranteed Coverage Monthly Premium requirements during the Waiting Period.

To keep the Limited Guaranteed Coverage in effect after the Waiting Period, You must pay the difference between the Limited Guaranteed Coverage Monthly Premium and the specified monthly premium amount.

To keep the Lifetime Guaranteed Coverage in effect after the Waiting Period, You must pay the difference between the Lifetime Guaranteed Coverage Monthly Premium and the specified monthly premium amount.

While benefits are being provided under this Agreement, We will continue to make Monthly Deductions.

NOTICE OF DISABILITY
You must give Us written notice of the Disability of the Insured at Our Service
Center:

o while the Insured is alive and Disabled; and
o no later than 1 year after this Agreement terminates.

Failure to give Us this notice will not invalidate a claim if You furnish evidence, which satisfies Us, that notice was given as soon as reasonably possible. In no event will We pay any benefits for any period more than 1 year before notice is received at Our Service Center.

PROOF OF DISABILITY
You must also furnish proof, which satisfies Us, that the Insured is Disabled before We will pay any benefits. We will, from time to time thereafter, require additional proof that the Insured continues to be Disabled. We may also require the Insured to submit to one or more physical examinations by a physician of Our choice at Our expense. However, We will not require an exam more often than once each year after the Disability has continued for 2 full years.


EXCLUSIONS
No benefits will be paid if the Disability of the Insured results directly or indirectly from:

o a bodily injury which occurred or a disease which first manifested itself before this Agreement takes effect, unless the injury or disease was set forth in the application;
o an intentionally self-inflicted injury or disease while sane or insane; or
o service in the armed forces of an international body or of any country at war, declared or undeclared.


COST OF THE BENEFIT
A Monthly Deduction is made from the Account Value of this contract for the cost of this Agreement. The Monthly Deduction for this Agreement is shown on the Contract Information paof this contract.


TERMINATION
This Agreement and all benefits under this Agreement will terminate on the earliest of:

o the contract anniversary following the 65th birthday of the Insured;
o the Monthly Date on or next following the date We receive at Our Service Center Your Written Request to cancel this Agreement; or
o the date this contract is surrendered or terminates for any reason.


THIS AGREEMENT AND THE CONTRACT
This Agreement is made a part of Your contract if We have listed it on the Contract Information page. The values and benefits provided by any amount We pay will be the same as if You had paid it.

INCONTESTABILITY
This Agreement is subject to the INCONTESTABILITY provision in this contract. However, the contestable period for this Agreement will be measured from its Effective Date.


EFFECTIVE DATE
This Agreement takes effect on the Date of Issue for this Agreement shown on the Contract Information page of this contract.


                                                             /s/ Edmund F. Kelly
                                                                 PRESIDENT